WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (this “Agreement”) is made and entered into as of May 22, 2024, (the “Effective Date”) by and between BRRR, LLC, a Delaware limited liability company (“Purchaser”) and Mint Capital Advisers Ltd., a Bahamian limited liability company (“Seller”). Johnson Pope Bokor Ruppel & Burns, LLP, a Florida limited liability partnership shall serve as escrow agent (the “Escrow Agent”).

The parties hereby agree as follows:

1. Sale and Purchase of Warrants.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer at the Closing (as defined below) and the Purchaser agrees to purchase the following number of warrants of LM Funding America, Inc., a Delaware corporation (the “Company”) being all of Seller’s warrants in the Company at the purchase price of $0.25 per warrant (“Purchase Price”).  Seller has 170,500 warrants in the Company and the total Purchase Price is $42,625.00.

2. Closing; Escrow.

2.1 Deliveries by Seller.  Seller shall hereby deliver to the Escrow Agent an executed copy of this Agreement and the form written warrant assignment attached to this Agreement as Exhibit A. The Company shall accept and approve the assignment in writing.

2.2 Deliveries by Purchaser.  Purchaser hereby delivers to the Escrow Agent: (a) an executed copy of this Agreement; and (b) the Purchase Price.

2.3 Closing. Upon written confirmation by Purchaser and Seller, the Escrow Agent will release signatures of all parties and transfer the Purchase Price to Seller.

2.4 Further Assurances.  Seller and Purchaser hereby agree to take such steps and to direct their respective brokers or agents to take such steps as may be required to effectuate the purchase and sale of the warrants contemplated by this Agreement.
3. Representations and warranties of Seller.  Seller represents and warrants to Purchaser as follows.

3.1 Authority.  Seller has full power and authority to enter into this Agreement. This Agreement to which Seller is a party, when executed and delivered by Seller, will constitute valid and legally binding obligations of the Seller, enforceable against Seller in accordance with their terms.

3.2 No Conflicts.  Seller’s execution and delivery of this Agreement does not, and performance of the transactions contemplated hereby will not: (a) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement, document or instrument to which Seller is a party or by which Seller is bound, or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or federal, state or local administrative agency or commission or any governmental authority or instrumentality applicable to Seller.

3.3 Consents.  All consents, approvals, authorizations and orders required for the execution and delivery of this Agreement and the transfer of the warrants under this Agreement have been obtained and are in full force and effect.

3.4 Title to Warrants.   Seller owns, of record and beneficially, all of the amount of warrants of the Company it is selling to Purchaser, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.  Upon purchase of the warrants pursuant to this Agreement, Purchaser shall receive good and marketable title to the warrants, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.

3.5 Book Entry. Seller acknowledges that the warrants were issued in book-entry only form, and that no physical certificates representing the warrants exist.

3.6 Transfer for Own Account.  Seller is selling the warrants solely for financial reasons and not with a view to, or for sale in connection with, a further distribution of the warrants.

3.7 No General Solicitation.  At no time has Purchaser presented any Seller with or solicited Seller through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the transfer of the warrants.

3.8 Non-Reliance.  Seller is acting for its own account and has made his own independent decisions to enter into this Agreement and as to whether the sale of the warrants is appropriate or proper for Seller based on and upon advice from such advisors as Seller has deemed necessary, including, without limitation, legal counsel. Seller acknowledges that it is not relying on any communication (written or oral) from Purchaser as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the implementation of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement.

4. Representation and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

4.1 Status.  Purchaser has full legal right, power and authority to enter into and perform its obligations under this Agreement and to purchase the Warrants under this Agreement.

4.2 No Conflicts.  Purchaser’s execution and delivery of this Agreement does not, and performance of the transactions contemplated hereby will not: (a) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement, document or instrument to which Purchaser is a party or by which Purchaser is bound, or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or federal, state or local administrative agency or commission or any governmental authority or instrumentality applicable to Purchaser.

4.3 Binding Agreement.  This Agreement is a legal, valid and binding agreement of Purchaser enforceable against him in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

5. Miscellaneous.

5.1 Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. The parties hereto hereby irrevocably submit to sole and exclusive jurisdiction for any claims arising hereunder shall be in Hillsborough County, Florida or in the United States District Court, Middle District of Florida, Tampa Division.

5.2 Entire Agreement; Amendment. The exhibits and appendices referenced or attached hereto are incorporated herein as if fully set forth in the Agreement.  This Agreement, together with the exhibits attached hereto, constitutes the entire agreement, and supersede all prior agreements, representations, warranties and undertakings, both written and oral, between the parties with respect to the subject matter hereof. Amendments or additions to this Agreement may be made only upon a mutually agreed documentation between the parties.

5.3 Waivers.  No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver.  No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent default, either of similar or different nature, unless expressly so stated in such writing.  No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

5.4 Survival of Representations and Warranties.  All representations, warranties, covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and the closing and the consummation of the transactions contemplated hereby.

5.5 Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.6 Severability.  In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected.

5.7 Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Each party agrees that electronic signatures, whether digital or encrypted, of the parties are intended to authenticate this writing and to have the same force and effect as manual signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser has caused this Agreement to be executed by its duly authorized officers and Seller has executed this Agreement, as of the Effective Date.

SELLER: Mint Capital Advisors, Ltd. By:_______________________________ Eric Strachan, Director	PURCHASER: BRRR, LLC, a Delaware limited liability company By:_______________________________ __________________________________

Exhibit A

ASSIGNMENT

Mint Capital Advisors, Ltd., a Bahamian limited liability company
To
BRRR, LLC, a Delaware limited liability company

FOR VALUE RECEIVED, the 170,500 warrants referenced in the Warrant Purchase Agreement and all rights evidenced thereby are hereby assigned to:

Name:		BRRR, LLC (Please Print)
Address:		c/o Johnson, Pope, Bokor, Ruppel, & Burns, LLP 400 N Ashley Drive, Suite 3100, Tampa, FL 33602 (Please Print)
Phone Number:		813-225-2500
Email Address:		RRussell@lmfunding.com
Dated: May 26, 2024
Holder’s Signature:	Mint Capital Advisors, Ltd. By: Eric Strachan, Director
Holder’s Address:	Aristo House Balmoral Nassau, Bahamas

Acceptance and Approval of Assignment:

LM Funding America, Inc., a Delaware corporation

_____________________________________
By:

Exhibit B

Wire transfer directions